SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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World Fuel Services Corporation

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WORLD FUEL SERVICES CORPORATION

9800 Northwest 41st Street, Fourth Floor

Miami, Florida 33178

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 20, 2005

Notice is hereby given that the annual meeting of shareholders of WORLD FUEL SERVICES CORPORATION will be held on June 20, 2005, at 11:00 a.m., local time, at our offices, 9800 Northwest 41st Street, Fourth Floor, Miami, Florida 33178, for the following purposes:

1.	To elect eight (8) Directors.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the 2005 fiscal year.

3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

These matters are more fully discussed in the accompanying proxy statement.

The Board of Directors has fixed the close of business on April 22, 2005 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

The annual meeting for which this notice is given may be adjourned from time to time without further notice other than announcement at the meeting or any adjournment thereof. Any business for which notice is hereby given may be transacted at any such adjourned meeting.

Whether or not you expect to be present at the meeting, please date, sign, and promptly return the enclosed proxy, which is solicited by and on behalf of the Board of Directors. Shareholders who execute a proxy may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

By Order of the Board of Directors

WORLD FUEL SERVICES CORPORATION

By:	/s/ R. Alexander Lake
R. Alexander Lake
General Counsel and Corporate Secretary
May 20, 2005

PROXY STATEMENT

WORLD FUEL SERVICES CORPORATION

9800 Northwest 41st Street, Fourth Floor

Miami, Florida 33178

ANNUAL MEETING OF SHAREHOLDERS

to be held on June 20, 2005

INTRODUCTION

This proxy statement is furnished to the shareholders of WORLD FUEL SERVICES CORPORATION in connection with the solicitation of proxies by our Board of Directors (the “Board”) for the 2005 annual meeting of shareholders (the “Annual Meeting”) to be held at the place and time, and for the purposes, set forth in the attached notice of meeting.

The terms “World Fuel,” “company,” “we,” “our” and “us” used in this proxy statement refer to World Fuel Services Corporation and its subsidiaries unless the context otherwise requires. All common stock and stock option values and amounts, and all option exercise prices, shown in this proxy statement have been restated to reflect the two-for-one split of our common stock which occurred on February 1, 2005.

Pursuant to our By-Laws, the Board has ordered the Annual Meeting of Shareholders to be held on June 20, 2005, and has fixed the close of business on April 22, 2005, as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

This proxy statement and the accompanying proxy form are first being sent to shareholders on or about May 20, 2005. Our annual report for the fiscal year ended December 31, 2004, including the consolidated financial statements, is being mailed to each shareholder together with this Proxy Statement.

PROXIES AND VOTING

As of the Record Date, we had 22,870,289 outstanding shares of common stock (net of treasury stock), par value $.01 per share (the “Common Stock”), which constitute our only class of voting securities. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting.

Proxies in the accompanying form, properly executed, duly returned to us and not revoked, will be voted in the manner specified. If no instructions are specified in the proxy, proxies will be voted in favor of: (i) the election of the Director nominees named in this proxy statement; and (ii) ratifying the selection of PricewaterhouseCoopers LLP as our independent auditors for the 2005 fiscal year. Returning a signed proxy will not affect your right to attend the

Annual Meeting and to vote in person, since proxies are revocable. A proxy for the Annual Meeting may be revoked at any time prior to its use by submission of a later dated proxy, by delivery of written notice of revocation to our Corporate Secretary, or by voting in person at the Annual Meeting. Presence at the Annual Meeting does not of itself revoke a proxy.

Each holder of Common Stock on the Record Date is entitled to cast one vote per share, exercisable in person or by proxy, at the Annual Meeting. Directors are elected by a plurality vote of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. All other matters to be considered at the Annual Meeting shall be approved if the votes cast in favor of the action exceed the votes cast opposing the action.

As of the Record Date, the eight nominees for Director beneficially owned a total of 1,040,601 shares of Common Stock, or approximately 4.6% of the shares of Common Stock outstanding. The nominees have informed us that they intend to vote their shares of Common Stock to elect themselves to the Board and in favor of the other proposals shown on the proxy. See “Principal Shareholders and Security Ownership of Management” below.

Under the laws of Florida, our state of incorporation, only the votes cast at the Annual Meeting or pursuant to a proxy will be counted in determining whether a director has been elected or a proposal has been approved. Abstentions and broker “non-votes” will not be counted in determining the outcome of the matter subject to vote, but will be counted in determining whether a quorum is present. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee: (a) has not received voting instructions on a particular matter from the beneficial owner, and (b) does not have discretionary voting power on the matter. Votes at the Annual Meeting will be counted by an independent inspector of election appointed by the Board.

All stockholder meeting proxies, ballots, and tabulations that identify stockholders are kept confidential, and no such document shall be available for examination, nor shall the identity or the vote of any stockholder be disclosed, except as may be necessary to meet legal requirements.

COSTS OF SOLICITATION

The entire cost of soliciting proxies for the Annual Meeting will be borne by World Fuel. Solicitation of proxies may be made through personal calls upon, or telephone or other communications with, shareholders or their representatives by our officers and employees, who will receive no additional compensation therefor.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Eight individuals have been nominated to serve as Directors for the ensuing year and until their successors shall have been duly elected and qualified. The persons named as proxies in the accompanying proxy form have advised management that unless authority is withheld in the proxy, they intend to vote for the election of the individuals listed in the table on the following page. Management does not contemplate that any of the nominees named in the table will be unable, or will decline, to serve; however, if any of the nominees is unable to serve, or declines to serve, the persons named in the accompanying proxy form may vote for another person, or persons, in their discretion, unless the Board chooses to reduce the number of Directors serving on the Board.

The following table sets forth certain information with respect to each nominee for election to the Board. All of the nominees currently serve as Directors. A summary of the background and experience of each nominee is set forth in the paragraphs following the table. Luis R. Tinoco, a Director since 1997, was not nominated for reelection, and resigned from the Board on April 25, 2005.

The Board of Directors Unanimously Recommends a Vote

for the Election of the Following Nominees

Name and Position with World Fuel	Age at April 22, 2005	Year First Became Director of World Fuel
Paul H. Stebbins Chairman of the Board and Chief Executive Officer	48	1995

Michael J. Kasbar President and Chief Operating Officer	48	1995

John R. Benbow Member of Audit Committee and Chairman of Compensation and Governance Committees	73	1989

Myles Klein Member of Audit and Governance Committees	66	1995

Jerome Sidel Member of Compensation and Governance Committees	70	2000

Ken Bakshi Member of Compensation and Governance Committees	55	2002

Richard A. Kassar Member of Audit and Governance Committees	58	2002

J. Thomas Presby Chairman of Audit Committee and Member of Governance Committee	65	2003

PAUL H. STEBBINS has served as our Chairman of the Board of Directors and Chief Executive Officer since July 2002. He has served as a Director of World Fuel since June 1995, and served as President and Chief Operating Officer of World Fuel from July 2000 to July 2002. From January 1995 to July 2000, Mr. Stebbins served as President and Chief Operating Officer of World Fuel Services Americas, Inc. (formerly Trans-Tec Services, Inc.), our principal subsidiary engaged in the marine fuel services business. From September 1985 to December 1994, Mr. Stebbins was an officer, shareholder, and director of Trans-Tec Services, Inc., a New York corporation (“Trans-Tec New York”), and its affiliated companies.

MICHAEL J. KASBAR has served as a Director of World Fuel since June 1995 and as President and Chief Operating Officer since July 2002. From January 1995 to July 2002, he served as Chief Executive Officer of World Fuel Services Americas, Inc. From September 1985 to December 1994, Mr. Kasbar was an officer, shareholder, and director of Trans-Tec New York and its affiliated companies. Mr. Kasbar is the first cousin of Richard A. Kassar, a Director.

JOHN R. BENBOW has served as a Director of World Fuel since 1989. Mr. Benbow has been self-employed as a construction management consultant since 2004. He served as President of Benbow & Associates, Inc., a construction management firm located in Miami, Florida, from 1988 until 2004. From December 1986 to May 1988, Mr. Benbow was employed as President of Weiner, Kane & Benbow, Inc., an investment banking and stock brokerage firm located in Miami, Florida. From May 1983 to November 1986, Mr. Benbow was employed as President of Florida National Bank, formerly a commercial bank in Miami, Florida.

MYLES KLEIN has served as a Director of World Fuel since February 1995. Mr. Klein is a certified public accountant, and has been a principal in the firm of Myles Klein, P.A. since November 2004. From 1985 until 2004, Mr. Klein was a partner in the accounting firm of Klein & Barreto, P.A., in Miami, Florida. From 1971 until 1985, Mr. Klein was a partner in the international accounting and auditing firm of Grant Thornton.

JEROME SIDEL has served as a Director of World Fuel since June 2000. He also served as a consultant to the Company from 1984 until 2000. Since 1998, Mr. Sidel has served as the president of New York Store Leasing Inc., a real estate company. From 1995 through 1997, Mr. Sidel served as the president of the Lexington 54th St. Association, a real estate leasing company, and as consultant to R.F. Lafferty & Co., an option brokerage firm, as well as other companies.

KEN BAKSHI, a Director of World Fuel since August 2002, has been employed as Chief Executive Officer of Row 2 Technologies, a software development firm, since December 2001. Since June 2003, he has been a partner in Trishul Capital Group LLC, and Trishul Advisory Group LLC, two privately-owned equity investment companies. From July 2000 to December 2001, he was employed as Executive Vice President and Chief Operating Officer of Vistaar, Inc., an incubator of business-to-business internet based marketplaces. From 1994 to 2000, Mr. Bakshi was employed by American Home Products Company (NYSE) in various positions, and most recently served as Senior Vice President of the Global Agricultural Products Group.

RICHARD A. KASSAR, a Director of World Fuel since August 2002, has been employed as Senior Vice President and Chief Financial Officer of The Meow Mix Company since February 2002. From May 2001 to January 2002, he was self-employed as a consultant to venture capital firms, advising them primarily on the acquisition of consumer brands. From December 1999 to

May 2001, Mr. Kassar was employed as Co-President and Chief Financial Officer of Global Household Brands. From 1986 to December 1999, he was employed by Chock Full O’Nuts in various positions, and most recently served as Senior Vice President and Chief Operating Officer. Mr. Kassar also serves as a Director of Velocity Express, Inc. (NASDAQ). Mr. Kassar is the first cousin of Michael J. Kasbar, the President and a Director of the Company.

J. THOMAS PRESBY has served as a Director of World Fuel since February 2003. Mr. Presby was employed for 30 years as a partner in Deloitte & Touche Tohmatsu (“DTT”), a public accounting firm, until he accepted mandatory retirement in June 2002. At the time of his retirement, Mr. Presby was serving as Deputy Chief Executive Officer of DTT, a position he held since 2001. From 1995 to 2000, Mr. Presby served as Deputy Chairman and Chief Operating Officer of DTT. Mr. Presby currently serves on the boards of directors of Tiffany & Co. (NYSE) and Turbo Chef Technologies Inc. (AMEX). He also serves as Chairman of the audit committees of both of these companies. He was a member of the board of directors and chairman of the audit committee of PracticeWorks (AMEX) from July 2002 to October 2003, when the company was sold. He was also a member of the board of directors and audit committee of GreenPoint Financial Corp. (NYSE) from January 2003 to September 2004, when the company merged with North Fork Bankcorporation, Inc. He is also a member of the board of directors and chairman of the audit committee of The German Marshall Fund of the USA, a not-for-profit organization.

BOARD OF DIRECTORS

During the fiscal year ended December 31, 2004, the Board held six formal meetings and acted two times by unanimous written consent. The Board has three committees, the Audit Committee, the Compensation Committee, and the Governance Committee. All of the Directors attended at least 75% of the meetings of the Board and of the Board committees on which they served.

Corporate Governance Matters

The Board has established and adopted Corporate Governance Principles which govern the appointment, retention, responsibilities, qualifications and conduct of the Board and its committees. The Corporate Governance Principles require that all non-employee directors meet the standards for independence required by the listing standards of the New York Stock Exchange (the “NYSE”). In addition, members of our Audit Committee must also meet the independence standards for audit committee members adopted by the Securities and Exchange Commission (the “SEC”).

The Board has determined that all six non-employee Director nominees are independent pursuant to the listing standards of the NYSE. In addition, the Board has determined that all of the members of the Audit Committee meet the independence standards for audit committee members adopted by the SEC.

Our six non-employee directors comprise our Governance Committee, and meet in executive session (without management present) prior to each scheduled Board meeting, and at other times as may be deemed necessary. Each meeting of the independent directors is presided over by John R. Benbow, as Chairman of the Governance Committee.

All of our employees, officers (including senior executive, financial and accounting officers) and Directors are held accountable for adherence to our Code of Business Conduct and Ethics (the “Code of Ethics”). The Code of Ethics is intended to establish standards necessary to deter wrongdoing and to promote compliance with applicable governmental laws, rules and regulations and honest and ethical conduct. The Code of Ethics covers all areas of professional conduct, including conflicts of interest, fair dealing, financial reporting and disclosure, protection of our assets and confidentiality. Waivers of any provision of the Code of Ethics for executive officers and Directors may only be granted by the Board or one of its committees and any waiver or modification of the Code of Ethics relating to such individuals will be disclosed by us.

We encourage employees and others to report violations of the Code of Ethics and any other unlawful or inappropriate practices they discover relating to our business. The Code of Ethics sets forth procedures for employees to file confidential and anonymous reports of any such violations or practices. In addition, the Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The procedure for employees to contact the Audit Committee regarding questionable accounting or auditing matters is set forth in the Code of Ethics. We have advised employees of our policy to not retaliate or take any other detrimental action against employees who submit such complaints in good faith.

It is our policy that each Director should attend all meetings of shareholders, absent extenuating circumstances. All of our Directors attended the 2004 annual meeting of shareholders.

Our Corporate Governance Principles, the Code of Ethics, and the charters of each of the Audit Committee, the Compensation Committee, and the Governance Committee are available on our website (http://www.wfscorp.com), under the heading “About Us – Corporate Governance.” Copies of these documents may also be obtained by any shareholder, without charge, by writing to our Corporate Secretary, R. Alexander Lake, at our address shown below.

Any shareholder can contact our Board, any Board Committee, or any individual Director by writing to any of them, c/o the Corporate Secretary, at our principal office, 9800 Northwest 41st Street, Miami, Florida 33178, or by sending an email to the Corporate Secretary at “complianceofficer@wfscorp.com.” Any communications received from interested parties in the manner described above will be collected and organized by our Corporate Secretary and will be periodically, but in any event prior to each regularly-scheduled Board meeting, reported and/or delivered to the appropriate Director or Directors.

Our governance principles provide that Directors may serve on the Board until the annual meeting next following their 73rd birthday, unless the Board determines to waive this retirement age. The Board has decided to waive the retirement age for John Benbow, because of his extensive knowledge regarding our operations and his continued valuable contributions to the Board and its committees.

The Governance Committee

The Governance Committee was formed in October 2002 and consists of our six independent Directors: John R. Benbow, Myles Klein, Jerome Sidel, Ken Bakshi, Richard A. Kassar and J. Thomas Presby. The Board has determined that each member of the Governance Committee is independent pursuant to the NYSE listing standards. The committee operates pursuant to a written charter which is posted on our website, as described in the preceding section. John R. Benbow serves as Chairman of the Governance Committee. The Governance Committee meets in executive session (without management present) prior to each scheduled Board meeting, and at other times as may be necessary to perform the committee’s functions. Each meeting of the Governance Committee is presided over by the Chairman of the Committee. Four of these meetings were held during the fiscal year ended December 31, 2004.

The primary functions of the Governance Committee are to recommend to the Board the corporate governance principles and polices applicable to us; to lead the Board in its annual performance evaluation of the Board and individual members; to identify individuals qualified to become members of the Board, and to recommend to the Board the Director nominees for the next annual meeting of shareholders; to recommend to the Board the members to serve on the Board’s committees; and, together with the Compensation Committee, to determine compensation of our senior executive officers and our non-employee Directors. In the first quarter of 2005, members of each of the three Board committees conducted evaluations of their committee’s performance during 2004, in accordance with the requirements of their committee charters, and reviewed those evaluations in a meeting of the Governance Committee.

The Governance Committee has adopted a policy with respect to the nomination and evaluation of Director candidates. Pursuant to this policy, the committee will consider nominees for Director recommended by shareholders. If a shareholder wishes to recommend a candidate for Director, the shareholder should submit a written nomination to the Governance Committee, c/o our Corporate Secretary, 9800 NW 41st Street, Suite 400, Miami, FL 33178. This written nomination must be submitted by December 1, 2005, for candidates to be nominated for election at the 2006 annual meeting. Upon receipt of a nomination, the Corporate Secretary will advise the nominating shareholder of the additional information regarding the background and experience of the nominee which will be required so that the Governance Committee can evaluate the candidate. In addition to considering candidates suggested by shareholders, the committee considers potential candidates recommended by current Directors, employees and others. The committee may also retain professional search firms to identify Director candidates. The committee has the sole authority to approve the fees and other retention terms of any such firms.

In considering Board nominees, the Governance Committee reviews various skills and characteristics required of Board members in the context of the current composition of the Board. Although there are no specific, minimum qualifications that must be met by each nominee, the committee generally evaluates the candidate’s intellect, integrity and judgment, and his or her knowledge, skills and experience, including experience in the marine and aviation fuel industry, securities markets, business, finance and public service. The committee makes this determination in the context of an assessment of the perceived needs of the Board at the time of the evaluation.

The Governance Committee evaluates all nominees for Director based on the above criteria, including nominees recommended by shareholders. All nominees for Director included on the enclosed proxy card are currently serving on our Board.

The Audit Committee

The Audit Committee consists of J. Thomas Presby, Chairman, Myles Klein, John R. Benbow, and Richard Kassar. The Audit Committee held five formal meetings during the fiscal year ended December 31, 2004.

The Audit Committee operates pursuant to a written charter which is available on our website at http://www.wfscorp.com. A copy is attached as Appendix A to this Proxy Statement. In accordance with the NYSE listing standards, the charter addresses the purpose, duties and responsibilities, and requires an annual performance evaluation, of the Audit Committee. The charter was first adopted in 2000 and most recently amended in March 2005.

The Board has determined that all of the members of the Audit Committee meet the NYSE standards of independence, financial literacy and accounting or related financial management expertise, and the SEC’s requirements with respect to independence of audit committee members. The Board has determined that at least one member of the Audit Committee, J. Thomas Presby, meets the SEC’s definition of an “audit committee financial expert.”

Our management is responsible for preparing our consolidated financial statements and for the financial reporting process. The independent auditors are responsible for expressing an opinion on the conformity of our consolidated financial statements to accounting principles generally accepted in the United States. Acting for the Board, the Audit Committee provides oversight of the financial reporting process and the internal control system. More specifically, the Audit Committee performs the following principal functions: reviews the qualifications, independence and performance of our independent auditors; approves the appointment of independent auditors for the ensuing year; reviews the scope and budget for the annual audit; reviews with the independent auditors the results of the audit engagement, including a review of the consolidated financial statements and the management letter; approves all audit and non-audit services provided by the independent auditors; reviews the scope of, and compliance with, our internal controls; reviews the effectiveness of our internal audit function; and recommends to the Board that the audited consolidated financial statements be included in our annual report on Form 10-K.

The Audit Committee has adopted policies for pre-approving all non-audit work performed by our independent auditors. These policies are described in the section of this Proxy Statement titled “Proposal No. 2 – Ratification of Independent Auditors.”

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management and with the independent auditors the audited consolidated financial statements for the fiscal year ended December 31, 2004. The Audit Committee has also performed the other reviews and duties set forth in its charter. The committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees. Additionally, the Audit Committee has: (i) received from the independent auditors the written disclosures required by Independence Standards Board No. 1, Independence Discussions with Audit Committees; (ii) considered whether the provision of tax and accounting research and other non-audit services by our independent auditors is compatible with maintaining the auditors’ independence; and (iii) discussed with the independent auditors their independence from us and our management.

In reliance on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements referred to above be included in our annual report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC.

J. Thomas Presby, Chairman

Myles Klein, Member

John R. Benbow, Member

Richard Kassar, Member

The Compensation Committee

The Compensation Committee consists of John R. Benbow, Chairman, Ken Bakshi and Jerome Sidel. The Board has determined that each member of the Compensation Committee is independent pursuant to the NYSE listing standards. The committee operates pursuant to a written charter which is available on our website at http://www.wfscorp.com. During the fiscal year ended December 31, 2004, the Compensation Committee held twelve formal meetings, and acted once by unanimous written consent.

The Compensation Committee is responsible for establishing and administering our executive compensation programs. The committee periodically reviews the total compensation for our executive officers, and reviews senior management’s recommendations regarding the compensation of other officers. The Compensation Committee submits its determinations with respect to the compensation of executive officers to the Governance Committee for review; if the Governance Committee objects to any compensation decision, the Compensation Committee must reconvene and reconsider the matter, in light of the Governance Committee’s objection. The Compensation Committee’s report on executive compensation is set forth in the “Compensation of Executive Officers” section of this Proxy Statement.

Compensation of Directors

Annual Fees. Directors who are not employed by us receive an annual fee of $35,000. Members of the Audit and Compensation Committees of the Board receive an additional fee of $3,500 per year, and chairpersons of the Audit, Compensation and Governance committees receive an additional $6,250 per year. Directors who are employed by us do not receive additional compensation for serving as Directors.

Stock Options. Pursuant to the 1993 Non-Employee Directors Stock Option Plan (the “1993 Plan”), each Director who is not employed by us receives annual stock options to purchase our common stock. Each non-employee Director receives a non-qualified option to purchase 10,000 shares when such person is first elected to the Board and receives a non-qualified option to purchase 10,000 shares each year that the individual is re-elected to the Board. If a director is elected to the Board during the course of the fiscal year, he receives a pro-rated portion of the 10,000 share stock option.

All options granted under the 1993 Plan fully vest and are exercisable on the date of grant; provided, if a Director is not initially elected at an annual meeting, his option will vest one year after the date the option is granted. Under the 1993 Plan, each grant of options to a non-employee Director remains exercisable for a term of five years from the grant date so long as such non-employee Director remains a member of the Board. The exercise price for options granted under the 1993 Plan may not be less than the fair market value of the Common Stock, which is defined as the closing price for the Common Stock at the end of the day preceding the date of grant.

As of December 31, 2004, options to purchase 236,000 shares of the Company’s Common Stock remain outstanding under the 1993 Plan and 96,276 shares are available for future grant. The exercise prices of the options granted and outstanding under the 1993 Plan range from $3.50 to $22.13 per share. The outstanding options at December 31, 2004 expire between September 2005 and May 2009.

On May 27, 2004, the seven non-employee Directors who were elected to the Board on that date (i.e., Messrs. Benbow, Klein, Sidel, Tinoco, Bakshi, Kassar and Presby) each received options to purchase 10,000 shares at an exercise price of $22.13 per share. During the fiscal year ended December 31, 2004, the non-employee Directors as a group exercised options to purchase an aggregate of 5,000 shares of Common Stock at an exercise price of $6.84 per share.

Stock Grants. To further promote Director stock ownership, we issue to each of the non-employee Directors 2,000 shares of Common Stock each year, upon his re-election to the Board, at no cost to the Director. All of these shares vest immediately. These stock grants are in addition to, and not in lieu of, options granted under the 1993 Plan. The stock grants for 2005 will be made immediately after the Annual Meeting.

In 2003, the Board adopted a Stock Deferral Plan for non-employee Directors to enable them to defer their stock grants. Each non-employee Director may elect to have his or her annual stock grants paid in stock units, in lieu of stock, with each stock unit being equivalent to one share of our Common Stock and deferred as provided in the Stock Deferral Plan. As of each cash dividend payment date with respect to Common Stock, each participant in the Stock Deferral Plan shall have credited to his or her account, as maintained by us, a number of stock units equal to the quotient obtained by dividing: (a) the product of (i) the cash dividend payable with respect to each share of Common Stock on such date, and (ii) the total number of stock units credited to his or her account as of the close of business on the record date applicable to such dividend payment date, by (b) the fair market value of one share of Common Stock on such dividend payment date. The total number of stock units credited to the participant’s account shall be paid to the Director by issuing him an equal number of shares of Common Stock, upon his retirement as a Director or upon a change of control of World Fuel. In 2004 and 2003, three Directors elected to defer their stock grants pursuant to this plan.

During the fiscal year ended December 31, 2004, we did not provide the Directors with any other compensation in connection with their participation on the Board or Board Committees or with respect to special assignments.

Stock Ownership Guidelines

Under our stock ownership guidelines for Directors, each Director is required to accumulate, over a period of five years following his election to the Board, a minimum of 6,000 shares of our Common Stock.

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of the Record Date, the number of shares of our Common Stock owned beneficially by each Director and nominee for Director, our five most highly compensated executive officers during the fiscal year ended December 31, 2004, and all the foregoing persons as a group. The table also shows the name and address of each person who is known to us to be the beneficial owner of more than 5% of our outstanding Common Stock. Except as shown in the table, no other person is known by us to own beneficially more than 5% of our outstanding Common Stock. Unless otherwise stated, all shares are held with sole dispositive and voting power.

Name and Address	Number of Shares Owned (1) (2)		Options Exercisable Within 60 Days (3)	Percent (4)
FMR Corp. 82 Devonshire Street Boston, MA 02109	3,419,600	(5)		15.0%

NFJ Investment Group, L.P. 800 Newport Center Drive Newport Beach, CA 92660	1,301,800	(6)		5.7%

Barclays Global Investors, NA 45 Fremont Street 17th Floor San Francisco, CA 94105	1,293,592	(7)		5.6%

Eastbourne Capital Management, LLC 1101 Fifth Avenue, Suite 160 San Rafael, CA 94901	1,270,400	(8)		5.5%

Paul H. Stebbins	400,494		503,503	3.7%
Michael J. Kasbar	555,416		307,208	3.6%
Michael Clementi	30,000		122,464	*
Francis X. Shea	91,000		71,312	*
Robert S. Tocci	30,000		33,332	*
John R. Benbow	16,001		38,000	*
Myles Klein	19,000		50,000	*
Jerome Sidel	27,600		40,000	*
Luis R. Tinoco	9,000	(9)	30,000	*
Ken Bakshi	13,045		25,200	*
Richard A. Kassar	5,000		30,000	*
J. Thomas Presby	4,045		23,000	*
All Executive Officers, Directors and Director Nominees as a Group (12 persons)	1,200,601		1,261,819	10.3%

*	Less than one percent (1%)

(1)	The number of shares shown includes shares that are individually or jointly owned, shares over which the individual has either sole or shared investment or voting authority, and shares owned by members of the individual’s family that reside in the same home as the individual.

(2)	This column includes restricted shares of Common Stock that are owned by the named executive officers and have not vested. The executives may vote the restricted shares and receive dividends thereon, but may not transfer the shares prior to vesting. The restricted shares vest at various times over a period of years ending in 2007. The named executive officers own the following number of unvested restricted shares:

Paul Stebbins	90,000	shares
Michael Kasbar	90,000	shares
Michael Clementi	30,000	shares
Francis Shea	16,000	shares
Robert Tocci	30,000	shares

all executive officers	256,000	shares

This column also includes 4,000 shares each for three Directors – Messrs. Benbow, Presby and Bakshi – who elected to defer the stock grants issued to non-employee Directors in May 2003 and May 2004. In addition to the deferred stock, the shares shown include 45 shares for each of these three Directors, representing stock units earned from cash dividends paid on the Common Stock that was deferred. The deferred shares will be issued to the Directors upon their retirement. See “Compensation of Directors – Stock Grants,” above.

(3)	Reflects the number of shares that could be purchased pursuant to options exercisable at April 22, 2005 or within 60 days thereafter under our stock option plans.

(4)	The percentages shown are based on 22,780,289 shares of Common Stock issued and outstanding on April 22, 2005, except that, in the case of individuals or groups that may acquire shares pursuant to options, the percentages are based on the 22,780,289 shares issued and outstanding, plus the shares which may be acquired by the individual or group pursuant to stock options exercisable within the next 60 days.

(5)	Based on information disclosed, as of February 14, 2005, in a Schedule 13G/A filed with the SEC. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,981,412 shares, or 13.078% of the outstanding Common Stock, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “Fidelity Funds”). One investment company, Fidelity Low Priced Stock Fund, owns 2,432,212 shares, or 10.669% of the Common Stock outstanding. Fidelity Low Priced Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d (Chairman of FMR Corp.), FMR Corp. (through its control of Fidelity), and the Fidelity Funds each has sole power to dispose of the shares owned directly by the Fidelity Funds. Neither FMR Corp. nor Edward C. Johnson, 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 438,188 shares of our Common Stock as a result of its serving as investment manager of certain institutional account(s). Edward C. Johnson, 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 438,188 shares and sole power to vote or to direct the voting of 438,188 shares of Common Stock owned by the institutional account(s) described above.

Members of the Edward C. Johnson, 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(6)	Based on information disclosed, as of February 14, 2005, in a Schedule 13G/A filed with the SEC. NFJ Investment Group L.P. (“NFJ”) is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. NFJ may be deemed the beneficial owner of shares of Common Stock held for investment advisory clients or discretionary accounts. NFJ has the sole power to dispose of the shares and to vote the shares under its written guidelines.

(7)	Based on information disclosed, as of February 14, 2005, in a Schedule 13G filed with the SEC. Barclays Global Investors, NA (“Barclays Global”) and Barclays Global Fund Advisors (“Advisors”) are banks as defined in Section 3(a)(6) of the Securities Exchange Act of 1934. Barclays Global and Advisors have sole dispositive power over 1,045,276 and 248,316 shares of Common Stock, respectively. Barclays Global and Advisors have sole voting power over 875,252 and 242,028 shares of Common Stock, respectively. The shares are held by the reporting entities in trust accounts for the economic benefit of the beneficiaries of those accounts.

(8)	Based on information disclosed, as of February 8, 2005, in a Schedule 13G filed with the SEC. Eastbourne Capital Management, L.L.C. (“Eastbourne”) is an investment adviser, registered under Section 203 of the Investment Advisers Act of 1940, whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock. Richard Jon Barry (“Barry”) is the control person of Eastbourne in accordance with Rule 13d-1(b) under the Securities Exchange Act of 1934, and filed the Schedule 13G jointly with Eastbourne. Barry and Eastbourne each disclaims beneficial ownership of the Common Stock, except to the extent of its or his respective pecuniary interest therein. Barry and Eastbourne disclaim membership in a group, within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934 with any other person or entity.

(9)	Mr. Tinoco resigned as a Director on April 25, 2005.

INFORMATION CONCERNING EXECUTIVE OFFICERS

The following table sets forth certain information with respect our executive officers. A summary of the background and experience of each executive officer, other than Messrs. Stebbins and Kasbar, is set forth in the paragraphs following the table. The background and experience of Messrs. Stebbins and Kasbar are described above in the section titled “Proposal No. 1 — Election of Directors.” All executive officers serve at the discretion of the Board.

Name and Position	Age at April 22, 2005	Year First Became Executive Officer
Paul H. Stebbins, Chairman of the Board and Chief Executive Officer	48	1995

Michael J. Kasbar, Director, President, and Chief Operating Officer	48	1995

Robert S. Tocci, Executive Vice President and Chief Financial Officer	51	1988

Michael Clementi, President and Chief Executive Officer of World Fuel Services, Inc.	43	1998

Francis X. Shea, Executive Vice President and Chief Risk and Administrative Officer	64	2001

ROBERT S. TOCCI was appointed Chief Financial Officer on January 13, 2005 and has served as Executive Vice President of World Fuel since April 1995. He served as President of World Fuel Services Americas, Inc. from March 2001 to January 2005. He also served as Senior Vice President and Chief Financial Officer of World Fuel from April 1988 to April 1995, and served as Treasurer from November 1988 to May 1989.

MICHAEL CLEMENTI has served as President of World Fuel Services, Inc. since April 1998. World Fuel Services, Inc. is our principal subsidiary engaged in the aviation fuel services business. From August 1994 to March 1998, he served as Senior Vice President of World Fuel Services, Inc.

FRANCIS X. SHEA was appointed Chief Risk and Administrative Officer on January 13, 2005 and has served as Executive Vice President of World Fuel since September 2001. He served as Chief Financial Officer from July 2002 to January 2005. From September 1999 to August 2001, he served as Director and Senior Advisor for the Center for Business and Advisory Services, an

affiliate of Arthur Andersen, based in Jakarta, Indonesia, that provided consulting and financial services. He served as the Jakarta, Indonesia representative of our marine fuel services subsidiaries from January 1999 to December 1999. From February 1991 to December 1994, he also served as President and Chief Operating Officer of Trans-Tec New York.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers, and persons who own more than 10% of our Common Stock, to file with the SEC reports of ownership and changes in ownership of our Common Stock and other equity securities. Based solely on a review of such reports that were filed with the SEC, during the fiscal year ended December 31, 2004, all filings required of directors and executive officers, and persons who own more than 10% of our Common Stock, were made on a timely basis, except that Myles Klein, a Director, failed to file on a timely basis a Form 4 to report his exercise of options in May 2004, and Luis Tinoco, a former Director, failed to file on a timely basis a Form 4 to report his sale of Common Stock in June 2003. Mr. Klein filed a Form 4 to report his transaction in March 2005, and Mr. Tinoco filed a Form 4 to report his transaction in April 2005.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the annual and long-term compensation which we paid to those persons who were, on December 31, 2004, our Chief Executive Officer and the four most highly compensated executive officers (hereinafter, the “named executive officers”) for services rendered in the fiscal years ended December 31, 2004 and 2003, the nine month transitional period ended December 31, 2002, and the fiscal year ended March 31, 2002. In August 2002, we changed our fiscal year from a March 31 year to a December 31 year.

Summary Compensation Table

			Annual Compensation(1)						Long-Term Compensation
Name and Principal Position	Period (2)		Salary (3)		Bonus			Other Annual Compensation(4)	Restricted Stock Awards (5)			Securities Underlying Options
Paul H. Stebbins, Chairman of the Board and Chief Executive Officer	2004 2003 2002 FY 2002	(9mos)	$ $ $ $	537,000 537,000 394,417 512,000	$ $ $ $	1,050,000 1,050,000 393,750 500,000		$2,000 $2,000 $1,930 $ 818	$ $ $	411,800 207,000 491,250 —	(6) (6) (6)	— 300,000 — —
Michael J. Kasbar, President and Chief Operating Officer	2004 2003 2002 FY 2002	(9mos)	$ $ $ $	537,000 537,000 373,583 374,982	$ $ $ $	1,050,000 1,050,000 393,750 726,560	(8)	$3,183 $3,183 $ 837 $1,813	$ $ $ $	411,800 207,000 491,250 297,500	(7) (7) (7) (7)	— 300,000 — 55,000
Michael Clementi President of World Fuel Services, Inc.	2004 2003 2002 FY 2002	(9mos)	$ $ $ $	434,000 434,000 306,000 356,000	$ $ $ $	510,000 510,000 291,250 225,000		$2,000 $2,000 $2,000 $ 971	$ $	185,050 — 244,000 —	(9) (9)	— 100,000 — 25,000
Francis X. Shea, Executive Vice President and Chief Risk and Administrative Officer	2004 2003 2002 FY 2002	(9mos)	$ $ $ $	296,000 296,000 215,755 163,917	$ $ $ $	232,000 232,000 38,667 5,000		$2,123 $ 987 — —	$ $	185,050 — 58,800 —	(10) (10)	— 100,000 — 15,000
Robert S. Tocci, Executive Vice President and Chief Financial Officer	2004 2003 2002 FY 2002	(9mos)	$ $ $ $	352,750 327,750 256,750 319,700	$ $ $ $	420,000 390,000 135,000 50,000		$1,247 $2,000 $2,000 $1,839	$ $	185,050 — 196,000 —	(11) (11)	— 100,000 — —

(1)	Perquisites to each officer, which include a country club membership and group insurance benefits, did not exceed the lesser of $50,000 or 10% of the total salary and bonus for any officer.

(2)	In August 2002, we changed our fiscal year from a March 31 year to a December 31 year. Amounts shown in the table for “2002 (9 mos)” are for the nine month transitional period ended December 31, 2002, amounts shown for “2004” and “2003” are for the fiscal years ended December 31, 2004 and 2003, respectively, and amounts shown for “FY 2002” are for the fiscal year ended March 31, 2002.

(3)	Amounts shown in this column include a cash auto allowance paid to each of the named executives, as follows: $6,000 per year for Mr. Shea, $9,000 per year for Mr. Tocci and Mr. Clementi, and $12,000 per year for Mr. Stebbins and Mr. Kasbar.

(4)	The amounts shown in this column represent matching contributions paid to our 401(k) plan on behalf of the named executives.

(5)	The amounts shown in this column represent the dollar value of the restricted stock on the grant date, based on the closing price of our Common Stock on such date. Restricted stock awards vest at various times, as described in the footnotes below. Prior to vesting, a holder of restricted shares may vote the shares and receive dividends thereon, but may not transfer the shares.

(6)	Mr. Stebbins received stock grants of 20,000 shares per year in 2004 and 2003, and 50,000 shares in 2002. The 2003 and 2002 stock grants vest in three equal annual installments starting in 2005. The 2004 restricted share grant will vest as follows: 50% of these shares will vest on July 26, 2007, if we achieve a compound average annual growth (“CAGR”) in earnings per share of at least 11.5% during the three-year period commencing January 1, 2004, and the remaining 50% will vest if we achieve a CAGR of at least 15% over the three-year period. As of December 31, 2004, Mr. Stebbins owned 90,000 restricted shares that were not vested, which shares had a value of $2,241,000, based on a closing price of $24.90 for the Common Stock on the NYSE on December 31, 2004.

(7)	Mr. Kasbar received stock grants of 20,000 shares per year in 2004 and 2003, and 50,000 shares in 2002. The 2003 and 2002 stock grants vest in three equal annual installments starting in 2005. The 2004 restricted share grant will vest on the same basis as the restricted shares granted to Mr. Stebbins in 2004 and described in Note 6 above. In the fiscal year ended March 31, 2002, Mr. Kasbar received a stock grant of 50,000 restricted shares, which vests in four equal installments over a term of four years. During 2004, 12,500 of these shares, having a value of $234,812, vested. An additional 12,500 shares vested in March 2005. As of December 31, 2004, Mr. Kasbar owned 102,500 restricted shares that were not vested, which shares had a value of $2,552,250, based on a closing price of $24.90 for the Common Stock on the NYSE on December 31, 2004.

(8)	In October 2001, Mr. Kasbar’s employment agreement was amended so that his bonus will be determined on a fiscal year basis, as opposed to the calendar year basis set forth in his previous employment agreement. Accordingly, the bonus shown in the table for the fiscal year ended March 31, 2002 covers 15 months of service (January 1, 2001 to March 31, 2002).

(9)	In 2002, Mr. Clementi received a restricted stock grant of 20,000 shares which will vest as follows: 50% on July 1, 2006 and 50% on March 31, 2007. In 2004, he received a restricted stock grant of 10,000 shares, which will vest on the same basis as the restricted shares granted to Messrs. Stebbins and Kasbar in 2004 and described in Note 6 above. As of December 31, 2004, Mr. Clementi owned 30,000 restricted shares that were not vested, which shares had a value of $747,000, based on a closing price of $24.90 for the Common Stock on the NYSE on December 31, 2004.

(10)	In 2002, Mr. Shea received a restricted stock grant of 6,000 shares which will vest on September 1, 2005. In 2004, he received a restricted stock grant of 10,000 shares, which will vest on the same basis as the restricted shares granted to Messrs. Stebbins and Kasbar in 2004 and described in Note 6 above. As of December 31, 2004, Mr. Shea owned 16,000 restricted shares that were not vested, which shares had a value of $398,400, based on a closing price of $24.90 for the Common Stock on the NYSE on December 31, 2004.

(11)	In 2002, Mr. Tocci received a restricted stock grant of 20,000 shares which vested on March 31, 2005. In 2004, he received a restricted stock grant of 10,000 shares, which will vest on the same basis as the restricted shares granted to Messrs. Stebbins and Kasbar in 2004 and described in Note 6 above. As of December 31, 2004, Mr. Tocci owned 10,000 restricted shares that were not vested, which shares had a value of $249,000, based on a closing price of $24.90 for the Common Stock on the NYSE on December 31, 2004.

Option Grants During Last Fiscal Year

No stock options were granted to the named executive officers during the fiscal year ended December 31, 2004.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

The table below sets forth certain information pertaining to stock options exercised by the named executive officers in 2004, and stock options held by them as of December 31, 2004.

	Shares Acquired On Exercise	Value Realized(1)	Number of Shares Underlying Unexercised Options at 12/31/04		Value of Unexercised In-the-Money Options at 12/31/04(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Paul H. Stebbins	25,410	271,407	483,332	266,668	$9,291,154	$2,975,221
Michael J. Kasbar	112,500	1,621,838	276,526	283,474	$4,789,680	$3,293,695
Michael Clementi	—	—	105,798	94,202	$1,671,963	$1,152,257
Francis X. Shea	—	—	46,666	83,334	$771,270	$981,630
Robert S. Tocci	—	—	16,666	83,334	$227,427	$966,193

(1)	Value realized is calculated by multiplying (a) the difference between the closing price of the Common Stock on the NYSE as of the exercise date, and the option exercise price, by (b) the number of shares of Common Stock underlying the option.

(2)	Based on a fair market value of $24.90 per share for the Common Stock, determined by using the closing price on the NYSE on December 31, 2004. Value is calculated by multiplying (a) the difference between $24.90 and the option exercise price, by (b) the number of shares of Common Stock underlying the option.

Long-Term Incentive Awards in 2004

In 2004, we granted long-term incentive awards (“LTIP awards”) to the named executive officers, but the grants were cancelled in September 2004. LTIP awards can be earned by the named executive officers upon achievement of long-term performance goals, measured over a series of rolling three-year performance periods, with the first period commencing in January 2003. Because the first LTIP awards were made in 2003, no LTIP awards have been paid to date.

Executive Employment Agreements

Paul H. Stebbins, our Chief Executive Officer, and Michael J. Kasbar, our Chief Operating Officer, are employed pursuant to employment agreements that contain substantially similar terms, and expire in July 2007. Under their employment agreements, Messrs. Stebbins and Kasbar each receive an annual base salary of $525,000.

Messrs. Stebbins and Kasbar are eligible to receive annual bonuses and LTIP Awards pursuant to our Executive Incentive Plan. The Executive Incentive Plan was approved by shareholders at the 2004 annual meeting. Pursuant to this plan, annual bonuses are earned upon achievement of performance targets, which targets are currently based on diluted earnings per share growth and certain yearly objectives agreed upon by the executives and the Compensation Committee. The plan also provides for LTIP Awards which can be earned upon achievement of long-term performance goals, based on compound average annual growth rates (“CAGR”) in net income, as measured over a series of rolling three-year performance periods. For the year ended December 31, 2004, each of Messrs. Stebbins and Kasbar earned an annual bonus equal to $1,050,000, or 200% of base salary. For 2005 and future years, different performance goals and measures may be agreed upon by the executives and the Compensation Committee.

Pursuant to their employment agreements, Messrs. Stebbins and Kasbar each is entitled to receive a cash severance payment if: (a) we terminate the executive for any reason other than death, disability or cause; (b) the executive resigns for good reason (generally a reduction in his responsibilities or compensation, or a breach by us), or resigns for any reason following a change of control; or (c) we elect not to renew the executive’s employment agreement upon expiration, for any reason other than cause. The severance payment is equal to two times the executive’s average salary and bonus during the three-year period preceding termination; provided, if (i) the termination occurs within three years after a change of control the multiple set forth above will be three instead of two, and (ii) in the case of a non-renewal, as described in item (c) above, the multiple will be one and the severance will be paid in 26 equal installments over a one-year period. Upon any such termination we will continue to provide coverage to the executive under our group insurance plans for up to three years, and all of the executive’s stock options, stock grants and SAR’s will immediately vest. For purposes of our employment agreements, a “change of control” is defined as set forth in our By-Laws.

The employment agreements with Messrs. Stebbins and Kasbar prohibit them from competing with us for a period of three years following the termination of employment for any reason.

Michael Clementi and Francis X. Shea are employed pursuant to agreements entered into in 2002, and Robert S. Tocci is employed pursuant to an agreement entered into in January 2005. The following table summarizes the principal terms of these agreements.

Name of Officer	Base Salary	Expiration Date
Michael Clementi	$425,000	March 31, 2007
Francis X. Shea	$290,000	August 31, 2005
Robert S. Tocci	$375,000	March 31, 2007

The three executive officers named above are eligible to receive annual bonuses and LTIP Awards, calculated as a percentage of base salary, if certain performance goals set by the Compensation Committee are achieved. The employment agreements with the three executive officers named above prohibit them from competing with us for a period of one year following the termination of employment for any reason.

Mr. Tocci’s agreement entitles him to receive a severance payment if: (a) we refuse to renew his agreement for any reason other than cause, (b) Mr. Tocci terminates his employment for good reason or (c) we notify Mr. Tocci that we will not renew the agreement upon expiration and Mr. Tocci resigns within thirty days after receipt of this notice. The amount of the severance payment will be equal to the sum of six months salary plus fifty percent of the average annual bonus earned by Mr. Tocci for the two calendar years preceding the termination of his employment. In addition, if the agreement is terminated under the circumstances described in (c) above, Mr. Tocci will also be entitled to the salary payable over the remaining term of his employment agreement, plus a prorated bonus for the year of termination. If following a change of control, Mr. Tocci’s employment is terminated without cause, or if he resigns for good reason, then in lieu of the amounts described above, the severance payment will be equal to (i) the greater of the salary payable over the remaining term of the agreement, or one year’s salary, plus (ii) the average annual bonus earned by Mr. Tocci for the two calendar years preceding the termination.

Equity Compensation Plans

Stock Option Plans. The following table summarizes the stock options outstanding as of December 31, 2004, under our existing stock option plans (in thousands, except weighted-average exercise price). The weighted average remaining contractual life for the outstanding options as of December 31, 2004 was 3.8 years.

Plan name or description(1)	(a) Number of securities to be issued upon exercise of outstanding options	(b) Weighted-average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
2001 Omnibus Plan	1,183,578	$12.34	1,133,190
1996 Employee Stock Option Plan (2)	868,180	$6.82	—
1986 Employee Stock Option Plan (3)	11,250	$3.45	—
1993 Plan (4)	236,000	$13.25	96,276

	2,299,008	$10.31	1,229,466

(1)	All stock option plans described in this table were approved by shareholders.

(2)	The 1996 Employee Stock Option Plan was replaced by the 2001 Omnibus Plan. Outstanding options under the 1996 plan expire between August 2006 and October 2011.

(3)	The 1986 Employee Stock Option Plan was replaced by the 1996 Employee Stock Option Plan. Outstanding options under the 1986 plan expire in March 2005.

(4)	Outstanding options under the 1993 Plan expire between September 2005 and May 2009. For additional information relating to the 1993 Plan, refer to “Board of Directors - Compensation of Directors,” above.

Restricted Stock Grants. Under the 2001 Omnibus Plan, we granted 191,414 restricted shares during the calendar year ended December 31, 2002, 62,700 restricted shares during the fiscal year ended December 31, 2003, and 157,470 restricted shares during the fiscal year ended December 31, 2004. At December 31, 2004, there were 451,902 shares of unvested restricted stock outstanding, which shares will vest between March 2005 and March 2009.

Stock Appreciation Rights. Under the 2001 Plan, the Board is authorized to issue stock appreciation rights, or “SAR’s.” Upon vesting, SAR’s entitle an executive to receive a number of shares of Common Stock with a market value equal to the difference between: (a) the market value of a specified number of shares of Common Stock on the date the executive converts the SAR into Common Stock, and (b) the conversion price for such shares specified in the award. On March 14, 2005, Paul H. Stebbins, our Chief Executive Officer, and Michael J. Kasbar, our Chief Operating Officer, each received a SAR covering 70,000 shares. Of these SAR’s, 50,000 shares have a conversion price of $24.25 per share and 20,000 shares have a conversion price of $28.60 per share. All of the SAR’s will vest on January 27, 2007, and will expire on January 27, 2010. At the option of the executives, the SAR’s may be converted into Common Stock, in whole or in part, at any time after the vesting date and before expiration.

Compensation Committee Report on Executive Compensation

General. The Compensation Committee is responsible for establishing and administering our executive compensation programs so that we can attract, motivate, reward and retain the management talent required to achieve sound growth and profitability. The committee also endeavors to maintain executive compensation reasonable relative to market standards and to the shareholder value created. The committee operates under a written charter adopted by the Board.

The Compensation Committee annually determines company goals and objectives relevant to the Chief Executive Officer and the Chief Operating Officer, evaluates their performance in light of those goals and objectives, and establishes their compensation based on the evaluation. The committee also reviews and approves the compensation of the other named executive officers, based on the recommendations of the Chief Executive Officer and the Chief Operating Officer. The committee submits all of its principal actions to the other independent members of the Board for their concurrence.

To aid the committee in its responsibility to assure that compensation paid to management is reasonable and equitable, in 2004 the committee directed the company to prepare detailed reports on each of the five senior executives which reflected all components of their compensation for the period 2000 through 2004, including salary, bonus, equity and long-term compensation, accumulated realized and unrealized stock option and restricted stock gains, the number of shares retained from option exercises and vesting of restricted stock, the number of shares owned in comparison to our stock ownership requirements, and the value of all perquisites. For the Chief Executive Officer and the Chief Operating Officer, the reports also included the maximum payout obligations, including the value of equity assuming estimated growth rates, under several potential severance and change-in-control scenarios. These reports were reviewed with the other independent directors of the Board.

In its review of executive compensation, the Compensation Committee considers a number of factors, including: (1) the executive’s individual performance and the performance of the business unit for which the executive is responsible; (2) the company’s operating performance and the achievement of its strategic objectives; (3) business conditions in general and in our lines of business; (4) World Fuel’s performance during the year in light of such conditions; and (5) market compensation for executives of similar background and experience.

In evaluating compensation levels, the committee has found few other public companies with which exact comparisons to World Fuel can be made, and therefore does not rely solely on surveys to set compensation. The committee believes that periodic goal-setting and achievement, rather than relative performance measurement, must be the foundation for its executive compensation programs. However, the committee does review pay levels at several other publicly held companies which are of a comparable size in terms of assets, number of employees, revenues and market capitalization. The committee also has retained the services of a compensation consultant to work solely with the committee to provide advice in the design and administration of our executive compensation programs.

Compensation Components. Executive compensation consists primarily of three components:

1. Base Salary. While base salaries are designed to be competitive in relation to industry standards and corporations of comparable size and complexity, it is the committee’s belief that increases in salary should not be the primary source of increased compensation for senior executives.

2. Performance-based Annual Bonus. To align their total compensation with performance of the company, executives are eligible for annual bonuses for achieving challenging—not just incremental—increases in profitability and other objectives. Our Executive Incentive Plan, approved by shareholders in 2004, directly links annual bonus levels to the company’s financial performance. In 2004, the performance goals were based on increases in diluted earnings per share. In 2004, 66% of the cash compensation earned by our Chief Executive Officer and Chief Operating Officer was at risk, since it was based on the increase in diluted earnings per share over 2003.

3. Long-term Incentives. In the past, our long-term incentives were mostly periodic grants of incentive and non-qualified stock options, which are authorized under the Omnibus Plan last approved by shareholders in 2004. The committee has made awards both at market and at premiums of up to 120% of market. Following a trend in compensation programs that limited the use of stock options, the committee began in 2002 to award restricted stock, some of which vested only upon the achievement of specified performance targets, with vesting terms extending three to five years.

In evaluating the compensation components described above, the committee has considered that our executives do not receive pension or retirement benefits, so their salary, bonus and incentive awards are effectively the only compensation they will receive from World Fuel.

In 2004 the committee engaged its independent compensation consultant to prepare an extensive review of equity compensation programs being used by other companies in order to develop guidelines for the administration of our incentive programs.

With recent changes in accounting rules, the Committee has determined that stock appreciation rights (SARs) that are settled in stock have advantages over options, in that employees can exercise them without the assistance of a broker, and the company should have less dilution because it will issue only net shares in an amount equal to the difference between the option exercise price and the market price of the stock on the exercise date. SARs have the same accounting treatment as nonqualified stock options and will typically vest over three years. As with options, SARs provide recipients a direct incentive to focus on managing the company from the perspective of a shareholder.

In 2005, the committee expects to make awards of stock-settled SARs and/or restricted stock to the named executive officers

In order to provide a direct incentive to executive officers to increase earnings beyond the level at which maximum bonuses are earned under the Executive Incentive Plan, the committee approved an amendment to that plan that would provide for long-term incentive, or “LTIP,” awards for the achievement of performance goals that are measured over rolling three-year performance periods, with the first period commencing January 2003. Target awards are possible only if net income grows at an 18% compound average annual rate (“CAGR”) for the three-year period. The executive may earn 50% of the target award if the CAGR in earnings is at least 15%, and 200% of the target award if the CAGR in earnings is 21% or higher. The awards may be paid in cash or stock and the executive has the option to defer receipt, as determined by the committee.

In September 2004, the committee elected to reconsider the use of net income as the performance measure for LTIP awards due to an increase in the disparity between the growth rates of net income and diluted earnings per share. In connection with this decision, the committee agreed to suspend future LTIP awards and to cancel the LTIP award for the three-year performance period commencing January 2004. The LTIP award for the three-year performance period commencing January 2003 was left in effect and will result in a payout in early 2006 to the extent targets are met.

Employment Contracts. All of the named executive officers and certain other executives are compensated under employment contracts with different levels of base salary. Employment agreements generally extend for two to five years.

Stock Ownership and Holding Requirements. The Compensation Committee has established stock ownership requirements, to be achieved by December 31, 2005, for all executives that participate in the Executive Incentive Plan, based on multiples of base salary. Pursuant to these guidelines, our Chief Executive Officer and Chief Operating Officer are expected to own Common Stock having a value of at least three times their base salary. Other participants are expected to own Common Stock having a value that is at least equal to their base salary. In addition, beginning with equity grants awarded in 2005, recipients are required to hold, for a period of five years, 50% of the net shares received (after payment of the option exercise price and any applicable taxes) from the exercise of stock options or SARs or the vesting of restricted stock.

Internal Revenue Code Section 162(m). The Internal Revenue Code precludes us from taking a deduction for compensation in excess of one million dollars for any of the named executive officers, unless the compensation meets certain performance-based requirements. It is our policy to qualify, to the extent deemed reasonable by the committee, the compensation of the executive officers for deductibility under IRC Section 162(m).

Chief Executive Officer and Chief Operating Officer Compensation. In July 2002, the Board elected Mr. Stebbins Chairman and Chief Executive Officer and Mr. Kasbar President and Chief Operating Officer. Recognizing their 18-year relationship dating from the formation of Trans-Tec Services, Inc., which was acquired by us in 1995, and their partnership approach to the management of the company, the Compensation Committee agreed to set their compensation at the same level. At that time, Mr. Stebbins’ salary was increased from $500,000 to $525,000 and Mr. Kasbar’s salary was increased from $487,500 to $525,000. The committee reviewed their salary levels in the first quarter of 2005 and determined that they were appropriate and no adjustments were needed.

The annual incentive award for each executive, shown in the Summary Compensation Table, was based on the achievement of growth in earnings per share which exceeded the maximum award level provided for in the Executive Incentive Plan. In the case of our Chief Executive Officer and Chief Operating Officer, our earnings per share increased by 23.2% for 2004, and as a result these executives earned the maximum annual bonus of 200% of base salary pursuant to our Executive Incentive Plan.

During 2004, the Compensation Committee did not award stock options to either of the two senior executive officers. However, the CEO and the COO each received grants of performance-based restricted stock as set out in the Summary Compensation Table. As further recognition of the outstanding leadership the executives provided in achieving record results for the company in 2004, in the first quarter of 2005 they were each awarded 70,000 stock appreciation rights that will vest in 2007.

John R. Benbow, Chairman

Jerome Sidel, Member

Ken Bakshi, Member

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee were employed by us during the fiscal year ended December 31, 2004. There were no “Compensation Committee Interlocks” during the fiscal year ended December 31, 2004.

Stock Performance Graph

In accordance with SEC regulations, the following graph compares the cumulative total shareholder return to our shareholders, during the fiscal years ended December 31, 2004 and 2003, the nine-month period ended December 31, 2002 and the three-year period ended March 31, 2002, to the Russell 2000 Index and the Standard & Poor’s Energy Index. The graph assumes an initial investment of $100 on March 31, 1999 and reinvestment of all dividends. Prices have been adjusted for all stock splits. These indices relate only to stock prices and do not purport to afford a direct comparison of our business or financial performance and the companies included in such indices.

COMPARISON OF 69 MONTH CUMULATIVE TOTAL RETURN*

AMONG WORLD FUEL SERVICES CORPORATION, THE RUSSELL 2000 INDEX

AND THE S & P ENERGY INDEX

*	$100 invested on 3/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

www.researchdatagroup.com/S&P.htm

	Cumulative Total Return
	3/99	3/00	3/01	3/02	12/02	12/03	12/04
WORLD FUEL SERVICES CORPORATION	100.00	64.29	86.09	182.18	192.40	322.45	476.59
RUSSELL 2000	100.00	137.29	116.25	132.51	101.33	149.21	176.56
S & P ENERGY	100.00	114.95	121.70	127.19	103.46	129.97	170.97

Copyright © 2002 Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

www.researchdatagroup.com/S&P.htm

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT AUDITORS

Introduction

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to act as our independent registered public accountants for 2005. A proposal will be presented at the Annual Meeting to ratify this appointment. If the shareholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered auditors, another independent registered public accounting firm will be considered by our Audit Committee, but the Audit Committee may nonetheless choose to engage PricewaterhouseCoopers. Even if the appointment of PricewaterhouseCoopers is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of World Fuel and its stockholders.

Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire, and will be available to respond to questions.

The following is a description of the fees billed and to be billed to us by PricewaterhouseCoopers for the fiscal years ended December 31, 2004 and 2003.

Fees and Services of PricewaterhouseCoopers

Services Rendered	Year Ended 12/31/04	Year Ended 12/31/03
Audit Fees	$858,000	$368,500
Audit Related Fees	$533,019	$25,000
Tax Fees	—	$3,000
All Other Fees	—	$4,000

Audit fees included fees for professional services rendered for the audits of our consolidated financial statements, reviews of the quarterly consolidated financial statements, statutory audits, SEC filings and accounting consultations on matters related to the annual audits or interim reviews. Audit fees also included fees for the internal control assessment required by Section 404 of the Sarbanes Oxley Act of 2002.

Audit-related fees generally included fees for pension or other special purpose audits, and other accounting consultations.

Tax fees included fees for tax compliance advice and planning. All other fees consists of fees for accounting research software.

The Audit Committee approved all services provided by, and all fees paid to, PricewaterhouseCoopers. The Audit Committee has considered the services provided by PricewaterhouseCoopers and described above, and has determined that such services are compatible with maintaining PricewaterhouseCoopers’ independence.

The Audit Committee approved a policy that authorizes the Chairman of the Audit Committee to pre-approve audit and non-audit services to be provided by the independent auditors so long as such services: (a) involve fees of less than $10,000, and (b) are subsequently reported to and approved by the full committee. Pursuant to this policy, all audit and non-audit services to be provided by the independent auditors, involving fees of $10,000 or more, must be pre-approved by the Audit Committee.

The Board of Directors Unanimously Recommends a Vote for Ratification of the

Appointment of PricewaterhouseCoopers LLP as our Independent Auditors.

PROPOSALS FOR THE 2006 ANNUAL MEETING

In order to be considered for inclusion in the Proxy Statement for the 2006 Annual Meeting, shareholders’ proposals must be received at our principal office, 9800 Northwest 41st Street, Miami, Florida 33178, Attention: Corporate Secretary, no later than January 20, 2006.

OTHER MATTERS

We are not aware of any other matters to be presented for action at the Annual Meeting. If, however, any other matters come before the Annual Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment.

WORLD FUEL SERVICES CORPORATION

AUDIT COMMITTEE CHARTER

(The Board of Directors initially adopted this Charter on May 24, 2000 and last revised and adopted the Charter on March 1, 2005.)

PURPOSE

The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	Monitor the Company’s financial reporting process and internal control system.

•	Monitor the independence and qualifications of the Company’s independent auditors.

•	Monitor the performance of the Company’s independent auditors and internal auditors.

•	Provide an avenue of communication among the independent auditors, management and the Board of Directors.

The Committee and its chairman shall have unrestricted access to Company management, its internal auditors and financial staff, and its independent auditors in carrying out the Committee’s responsibilities. The Committee is authorized to conduct or authorize investigations into any matters within its scope of responsibilities and shall be empowered to retain independent counsel, accountants, and others to assist it in the conduct of any investigation. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor, to pay any advisors employed by the Committee and to pay other Committee expenses that are necessary and appropriate in carrying out its duties.

COMPOSITION

The Committee shall consist of at least three independent directors, each of whom shall have no relationship to the Company that may interfere with the exercise of his or her independent judgment. The members of the Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”). All members of the Committee shall be “financially literate,” i.e., all members shall have a basic understanding of finance and accounting, including the ability to read financial statements, and at least one member shall have accounting or related financial management expertise. At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the Commission. Members of the Committee shall not simultaneously serve on the audit committees of more than two other public companies unless the Board of Directors (the “Board”) determines that simultaneous service would not impair the ability of the member to effectively serve on the Committee and the Board discloses this determination in the Company’s annual proxy statement.

MEETINGS

The Committee shall meet at least quarterly and at such other times as circumstances require. The Committee shall meet periodically with management, with the internal auditors (or other personnel responsible for the internal audit function), and with the independent auditors, in separate sessions.

RESPONSIBILITIES AND DUTIES

The Committee’s responsibility is one of oversight. Company management is responsible for preparing the Company’s financial statements. In providing oversight, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work.

General

The Committee’s responsibilities consist of the following:

•	Review and update this charter at least annually and cause it to be attached as an appendix to the proxy statement every three years, at a minimum.

•	Meet to review and discuss with management and the independent auditors the Company’s Form 10-Q report prior to its filing, and the results of the independent auditors’ review of interim financial information pursuant to Statement on Auditing Standards 61. Such meeting shall include a review and discussion of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”).

•	Meet to review and discuss with management and the independent auditors the Company’s Annual Report on Form 10-K prior to its filing, including the financial statements contained therein and the disclosures made in the MD&A section thereof.

•	Discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. Discussions of earnings press releases as well as financial information and earnings guidance may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made). Discussions need not occur in advance of each earnings press release or each instance in which earnings guidance is provided.

•	Review with the independent auditors their judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by management.

•	Perform an annual evaluation of the performance of the Committee.

•	Report regularly to the Board on the performance of the Committee’s responsibilities and duties, as well as any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.

•	Assist the Board in its oversight of the integrity of the Company’s financial statements.

•	Review the disclosures and certifications of the Company’s Chief Executive Officer and Chief Financial Officer under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

Independent Auditors

The independent auditors for the Company are accountable, and report directly, to the Committee. The Committee shall have the sole authority to: (i) retain, evaluate and terminate the Company’s independent auditors; (ii) approve fees and other compensation paid to the auditors; and (iii) resolve any disagreements between management and the independent auditors regarding financial reporting. The Committee shall pre-approve all auditing and permitted non-auditing services of the independent auditors, subject to de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 that are approved by the Committee prior to completion of the audit. The Committee may form, and delegate authority to, subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Committee shall review the performance of the auditors at least annually and shall:

•	Ensure that the independent auditors submit to the Committee at least annually a formal written statement describing all relationships between the independent auditors and the Company, including each non-audit service provided to the Company and the matters set forth in Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

•	Review and evaluate the qualifications, performance, and independence of the independent auditors and of the lead audit partner of the independent auditors, and present its conclusions with respect to the independent auditors to the full Board not less frequently than annually. The Committee should also consider whether, in order to assure continuing auditor independence, there should be regular rotation of the independent auditors.

•	Review the independent auditors’ annual audit plan, and discuss the scope and results of the audit with the auditors prior to releasing year-end earnings.

•	Assure the regular rotation of the lead audit partner as required by Section 10A(j) of the Securities Exchange Act of 1934.

•	Review and pre-approve requests for any management consulting engagement with the independent auditors, and set clear hiring policies for employees or former employees of the independent auditors.

•	Discuss with the independent auditors the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, including the adoption and/or application of, or changes to, the Company’s significant auditing and accounting principles and practices, any difficulties encountered in the audit, and any significant disagreements with management and management’s responses thereto.

•	Discuss with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any material issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

•	Review and discuss quarterly reports from the independent auditors on: (i) all critical accounting policies and practices; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the consequences of such alternative treatments, and the treatment preferred by the independent auditor; and (iii) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

•	At least annually, obtain and review a report by the independent auditors describing: the accounting firm’s quality-control procedures, any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

Internal Audit

The Committee shall:

•	Review with management and the Chief Audit Executive (CAE) the responsibilities, plans, activities, staffing and organizational structure of the internal audit function.

•	Assist the Board in its oversight of the performance of the CAE and the Company’s internal audit function.

•	Review and concur in the appointment, replacement or dismissal of the CAE.

•	Review significant reports prepared by the internal audit department together with management’s responses and follow-up to those reports.

Legal Compliance

The Committee shall:

•	At least annually, review with Company counsel any legal matters that could have significant impact on the Company’s financial statements or its compliance with applicable laws and regulations.

•	Assist the Board in its oversight of the Company’s compliance with legal and regulatory requirements.

Other Matters

The Committee shall:

•	Annually prepare a report to shareholders as required by the Commission for inclusion in the Company’s annual proxy statement.

•	Review and discuss with management and the independent auditors the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management programs.

•	Review annually all directors’ and officers’ related party transactions and potential conflicts of interest.

•	Monitor and review annually the Company’s compliance with its Code of Corporate Conduct.

•	Review the policies and procedures with respect to officers’ expense accounts and perquisites, and consider the results of any review of the areas by the internal auditors or the independent auditors.

•	Perform such other functions as may be necessary or appropriate under law, the Company’s Charter or By-Laws or as directed by the Board.

•	As appropriate, obtain advice and assistance from outside legal, accounting or other advisors. The Committee is authorized to retain these advisors without seeking Board approval.

•	Form, and delegate authority to, subcommittees when it deems appropriate.

•	Establish procedures for: (i) the receipt, retention, and treatment of complaints received by the Company from its employees regarding accounting, internal accounting controls, and auditing matters; and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

In performing their responsibilities, Committee members may rely in good faith on information, opinions, reports or statements prepared or presented by:

•	One or more officers or employees of the Company whom the Committee member reasonably believes to be reliable and competent in the matters presented;

•	Counsel, independent auditors, or other persons as to matters which the Committee member reasonably believes to be within the professional or expert competence of such person; or

•	Another committee of the Board as to matters within its designated authority which committee the Committee member reasonably believes to merit confidence.

ANNUAL MEETING OF SHAREHOLDERS OF

World Fuel Services Corporation

June 20, 2005

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible

¯	Please detach along perforated line and mail in the envelope provided.	¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:		NOMINEES:	2. To ratify the appointment of	FOR	AGAINST	ABSTAIN

☐	FOR ALL NOMINEES	O Paul H. Stebbins O Michael J. Kasbar	PricewaterhouseCoopers LLP as the Company’s independent auditors for the 2005 fiscal year.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O John R. Benbow O Myles Klein O Jerome Sidel O Ken Bakshi	3. In their discretion, the proxies are authorized to vote upon any other matter coming before the meeting.
☐	FOR ALL EXCEPT (See instructions below)	O Richard A. Kassar O J. Thomas Presby

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR ALL OTHER PROPOSALS DESCRIBED HEREIN.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date	Signature of Shareholder	Date

Note:	Please sign exactly as your name(s) appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.